Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

Ex. 10.1

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is entered into as of this 20th day of January 2021 (“Effective Date”) by and between Aytu BioScience, Inc. a Delaware corporation with offices at 373 Inverness Pkwy, Suite 206, Englewood, CO 80112 (“AYTU”), and Avrio Genetics, LLC, a Pennsylvania limited liability corporation with offices at ____________________________ (“Licensee”). AYTU and Licensee are sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

A.     Aytu owns certain Patent Rights, Trademark Rights and Technical Information (as defined below) invented and/or developed in connection with a rapid in vitro diagnostic semen analysis test that accurately measures oxidative stress.

B.     Aytu desires to have the Patent Rights, Trademark Rights and Technical Information used and commercialized in the Field of Use (as defined below) by Licensee, and Licensee desires to obtain an exclusive license in the Field of Use within the Territory, and to manufacture, make, have made, use, have used, offer for sale, sell, have sold and/or import Products (as defined below) in the Field of Use, using the Patent Rights, Trademark Rights and Technical Information in accordance with the terms of this Agreement.

Now, Therefore, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions

1.1     “Affiliate” or “Affiliates” means any corporation, person or entity, which controls, is controlled by, or is under common control with, a Party without regard to stock or other equity ownership. For purposes hereof, the terms “control” and “controls” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation, person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2     “Confidential Information” means any confidential or proprietary information furnished by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including, without limitation, all specifications, know-how, trade secrets, technical information, drawings, software, models and business information pertaining to the Patent Rights, Trademark Rights and Technical Information, as further provided in Article 10 hereof.

1.3     “Field of Use” means human reproductive health.

1.4     “Improvements” means any and all know-how, invention or discovery (and all intellectual property claiming or covering such invention or discovery) conceived, discovered, or made by Licensee its Affiliates, or its or their agents, sublicensees, or contractors (other than Aytu) during the term of this Agreement, whether patentable or not, to the extent directly related to the Patent Rights, Trademark Rights and/or Technical Information. For the avoidance of doubt, “Improvements” excludes any and all Patent Rights, Trademark Rights and Technical Information, which shall at all times be owned by Aytu.

1.5     “Net Sales” means the gross amounts invoiced and received by Licensee, its Affiliates, or sublicensees for any and all sales or transfers of any Product, less the following amounts to the extent actually incurred or paid by Licensee, its Affiliates, or sublicensees with respect to such sales or transfers:

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

(a)     trade, cash and quantity discounts, charge backs or rebates actually allowed or taken, including discounts or rebates to governmental agencies/entities; wholesalers and other distributors; pharmacies and other retailers; buying groups; health care insurance carriers; pharmacy benefit management companies; regulatory authorities; third parties associated with patient assistance programs; or managed care organizations;

(b)     credits or allowances actually given or made for rejection of, or return of previously sold Products;

(c)     any charges for insurance, freight, and other transportation costs directly related to the delivery of Product to the extent included in the gross invoiced price;

(d)     any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of the Product (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever; and

(e)     any import or export duties or their equivalent borne by the seller;

All aforementioned deductions shall only be allowable to the extent they are commercially reasonable and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with the Party’s, the Affiliate’s, or sublicensee’s (as the case may be) business practices consistently applied across its product lines and accounting standards and verifiable based on conventional industry practices. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to Product and other products of the Party and its Affiliates and sublicensees such that a Product does not bear a disproportionate portion of such deductions. The transfer of the Product between or among Licensee, its Affiliates and sublicensees will not be considered a sale, provided, that in the event an Affiliate or sublicensee is the end-user of Product, the transfer of Product to such Affiliate or sublicensee shall be included in the calculation of Net Sales at the average selling price charged in an arm’s length sale to a third party who is not an Affiliate or sublicensee in the relevant period. Net Sales includes the cash consideration received on a sale and the fair market value of all non-cash consideration. Disposition of Product for, or use of the Product in, clinical trials or other scientific testing, as free samples, or under compassionate use, named patient sales, patient assistance, or test marketing programs or other similar programs or studies where the Product is supplied without charge shall not result in any Net Sales, however if Licensee or any of its Affiliates or sublicensees charges for such Product, the amount billed will be included in the calculation of Net Sales.

If a Product is sold and not invoiced separately in the form of a combination or bundled product containing both the Product and one or more independent products, then Net Sales, for the purpose of calculating royalties owed under this Agreement for sales of such Product, shall be determined as follows: first, Licensee shall determine the actual Net Sales of the combination or bundled product; such amount shall then be multiplied by the fraction A/(A+B), where A is the invoice price of the Product, if sold separately, and B is the total, aggregate invoice price of any other product(s) included in the combination or bundle. If the other product(s) is/are not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such combination or bundled product by the fraction A/C where A is the invoice price of the Product if sold separately and C is the invoice price of the combination or bundled product. If neither method can be used to accurately determine the Net Sales of a Product in a combination or bundled product, the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of the Product in the combination or bundled product to the total fair market value of such combination or bundled product.

1.6     “Patent Rights” means the rights associated with the issued patents and pending patent applications shown on Exhibit A attached hereto. All right, title and interest in and to the Patent Rights are owned by Aytu.

1.7     “Product” or “Products” shall mean any and all components of the MiOXSYS® commercial system including, without limitation, MiOXSYS® Analyzers, MiOXSYS® Sensors, MiOXSYS® Connectors, MiOXSYS® Calibration Verification Key (CVK), and MiOXSYS® External Control Solutions, as well as any and all products and/or services in the Field of Use that, except for the license granted hereunder, would infringe a Valid Claim of the Patent Rights.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

1.8     “Technical Information” means any and all know-how, inventions, discoveries, unpatented and proprietary ideas, trade secrets, specifications, instructions, processes, formulae, materials, methods, protocols, expertise and other technology applicable to the MiOXSYS® commercial system or its manufacture, registration, use or marketing or to methods of testing components of the MiOXSYS® commercial system or processes for their manufacture, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formula, and expertise relating thereto. All right, title and interest in and to the Technical Information is owned by Aytu.

1.9     The “Territory” is world-wide.

1.10     “Trademark Rights” means, collectively: (a) the word mark “MIOXSYS”, U.S. Registration Number 86724491, which was registered in the U.S. principal register on February 7, 2017; (b) marks that include or incorporate the “MIOXSYS” word mark; (c) any variants or formatives thereof; (d) any and all printed matter, devices, products, articles or merchandise on or in connection with which the Trademark Rights are used including, without limitation, marketing materials, packaging and other materials containing Product branding; and (e) the MiOXSYS® website (https://mioxsys.com/) and all of the information contained therein; each as used on, for and in connection with the marketing and sale of Products.

(a)     Licensee shall take no actions that derogate or devalue the Trademark Rights, and agrees to make reasonable efforts to maintain the goodwill of the Trademark Rights, as well as any registrations therefor, as set forth herein.

(b)     Licensee acknowledges that Aytu is the sole and exclusive owner of all right, title and interest in and to the Trademark Rights. Licensee agrees that any goodwill in the Trademark Rights resulting from Licensee’s use of the Trademark Rights under this Agreement will inure solely to the benefit of Aytu and will not create any right, title or interest of Licensee (including any ownership right by Licensee) in or to the Trademark Rights. Except in the event of a successful purchase of the Trademark rights by Licensee pursuant to Section 4.5 hereof, upon termination of this Agreement Licensee shall take all steps reasonably necessary to assign any and all goodwill in the Trademark Rights resulting from Licensee’s use of the Trademark Rights under this Agreement to Aytu.

1.11     “Valid Claim” means a claim of an issued patent included within the Patent Rights, which has not (a) lapsed, been canceled or become abandoned, (b) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	License

2.1     Grant of Exclusive Rights. Subject to the terms of this Agreement, Aytu hereby grants to Licensee, and Licensee hereby accepts from Aytu, the exclusive right and license, with the right to grant sublicenses (subject to the terms of Section 2.2), under and to the Patent Rights, Trademark Rights and Technical Information during the term of this Agreement to manufacture, make, have made, use, have used, offer for sale, sell, have sold and/or import Products in the Field of Use within the Territory. The foregoing grant is made expressly subject to the following:

(a)     All applicable laws and regulations, including, without limitation, the requirements of federal law as pertains to the manufacture of products within the United States;

(b)     With respect to the Trademark Rights, Licensee agrees to furnish to Aytu, from time to time as requested, representative samples of Products to which it affixes the Trademark Rights. Aytu, or its authorized representative, shall also have the right at any time or times to conduct, during regular business hours, an examination of the Products and of the facility(-ies) and processes for making the Products. If, at any time, any Products made or assembled by or for Licensee and bearing the Trademark Rights shall, in the sole opinion of Aytu, fail to conform to the standards of quality set by Aytu, Licensee shall promptly remove the Trademark Rights from such non-conforming Products in its possession and shall replace, at its own cost, any such non-conforming Products held by the trade with Products containing conforming Trademark Rights.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

(d)     Notwithstanding any other provision hereof to the contrary, all rights to the Patent Rights, Trademark Rights, Technical Information and Improvements outside of the Field of Use are retained by Aytu. Furthermore, this Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of Aytu other than the Patent Rights, regardless of whether such patents are dominant or subordinate to the Patent Rights.

2.2     Sublicensing. Licensee shall have the right to grant sublicenses under the exclusive right and license granted to it under Section 2.1. Any sublicensee shall be subject in all respects to the provisions contained in this Agreement and Licensee will remain primarily liable to Aytu for, and shall be responsible for monitoring and enforcing, performance of all of Licensee’s obligations hereunder by any sublicensee. Without limiting the generality of the foregoing, as an express condition of any sublicense granted by Licensee, a sublicensee shall be required to agree in writing to be bound by commercially reasonable reporting and record keeping, indemnification and inspection provisions, and the applicable provisions of this Agreement, including, without limitation, those pertaining to the use of the Patent Rights, Trademark Rights and Technical Information, indemnification of Aytu and the use of Aytu’s Confidential Information. Sublicensees may not further sublicense without Aytu’s prior written consent, which consent may be withheld in Aytu’s sole discretion. Licensee shall promptly forward to Aytu a copy of any and all fully executed sublicense agreements, any subsequent amendments, and all copies of sublicensees’ profit sharing or royalty reports, in no event more than thirty (30) days following execution or receipt thereof, as applicable. Licensee shall also keep Aytu reasonably informed with respect to the progress of any relations entered into with any sublicensees. If Licensee shall conduct one or more audits of its sublicensees hereunder during the term hereof, Licensee shall provide copies of all audit reports to Aytu on a timely basis. The covenants pertaining to the use of Aytu’s Patent Rights, Trademark Rights and Technical Information, the indemnification of Aytu and the use of Aytu’s Confidential Information in any sublicense or assignment shall inure to the benefit of Aytu, who shall be expressly stated as a third-party beneficiary thereof with respect to the covenants set forth in this Agreement. Licensee understands and agrees that none of its permitted sublicenses hereunder shall reduce in any manner any of its obligations set forth in this Agreement.

(a)     Royalty-Free Sublicenses. Licensee shall not grant any royalty-free or non-cash sublicense or cross-license until such time as Licensee had paid all of the minimum royalty payments due to Aytu hereunder.

2.3     Improvements. Licensee shall own all right, title and interest in and to any Improvements generated under this Agreement made by its employees, agents or contractors, subject to the following:

(a)     It shall be Licensee’s responsibility to determine ownership responsibilities for any Improvements generated under this Agreement made by any Affiliate or sublicensee.

(b)     Regardless of the source of any Improvement, within thirty (30) days of the conception or reduction to practice, as appropriate, of any Improvement, Licensee shall provide written notification of the Improvement to Aytu, such written notification to include a clear and concise description of the Improvement and Licensee’s initial determination as to whether or not such Improvement falls within the scope of the Patent Rights, Trademark Rights and/or Technical Information. Aytu shall then have thirty (30) days to make its own determination as to whether or not such Improvement falls within the scope of the Patent Rights, Trademark Rights and/or Technical Information and shall provide written notification of its determination to Licensee. In the event the Parties disagree as to the nature of any Improvement, they shall negotiate in good faith until such time as a mutually agreeable decision is reached with respect to the same.

(c)     In the event any Improvement falls within the scope of any of the Patent rights, such Improvement shall automatically become part of the exclusive right and license granted to Licensee under Section 2.1; Licensee shall then owe Aytu a royalty on all Net Sales of such Improvement, beginning on the date of the first sale of the Improvement.

2.4     Commercialization. Licensee acknowledges that it is important to Aytu that Licensee pursue the commercialization and marketing of Products and otherwise exercise commercially reasonable efforts to maximize the value of this Agreement to Aytu. Licensee will use commercially reasonable efforts to commercialize Products as soon as practicable, consistent with sound business practices and judgment.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

(a)     Licensee will not utilize Aytu’s corporate name or logo when commercializing Products. Commercialization will occur exclusively with use of the Trademark Rights and Licensee’s corporate name and logo; Aytu shall never be identified as the source of any Product during the term of this Agreement.

(b)     Together with each annual royalty report (see Section 3.5(a)), Licensee shall prepare and deliver to Aytu a written report (certified by an officer of Licensee) indicating its compliance with the obligations in this section.

(c)     Licensee’s failure to perform under this Section 2.4 shall be grounds for termination of this Agreement by Aytu.

3.	Consideration

In consideration of the execution and delivery by Aytu of this Agreement, Licensee agrees as follows:

3.1     Royalties and Non-Royalty Revenue.

(a)     Minimum Running Royalties for Products. In order to maintain this Agreement, Licensee agrees to pay and shall pay to Aytu, once every calendar year, a minimum, running royalty of either:

(1) [*] on Net Sales of all Products and Improvements made, used, sold or otherwise distributed by Licensee, its Affiliates and/or any sublicensee hereunder, or

(2) US [*]

whichever is greater, until such time as Licensee has paid Aytu a total of US [*] (i.e., for a maximum of ten (10) years). All minimum, running royalty payments under this Section 3.1(a) shall be due and payable thirty (30) days following each twelve (12) month anniversary of the Effective Date. Minimum, running royalty payments will be made in U.S. Dollars via wire transfer, as indicated in Section 3.5 herein. Together with every minimum, running royalty payment, Licensee shall deliver the report specified in Section 3.5(a).

(b)     Ongoing Running Royalty Obligations. Once Licensee has paid Aytu a total of {$1,000,000,} the minimum, running royalty obligation under Section 3.21(a) will no longer be required. Thereafter, Licensee agrees to pay and shall pay to Aytu, once every calendar year, a running royalty as follows:

(1)     for a period of five (5) years after the date of reaching the [*] milestone, or until the fifteenth (15th) anniversary of the Effective Date, whichever is longer, [*] on Net Sales of all Products and Improvements made, used, sold or otherwise distributed by Licensee, its Affiliates and/or any sublicensee hereunder; and

(2)     thereafter, [*] on Net Sales of all Products and Improvements made, used, sold or otherwise distributed by Licensee, its Affiliates and/or any sublicensee hereunder for the remainder of the term of this Agreement.

All running royalty payments under this Section 3.1(b) shall be due and payable thirty (30) days following each twelve (12) month anniversary of the Effective Date. Running royalty payments will be made in U.S. Dollars to the bank account, via wire transfer, as indicated in Section 3.5 herein. Together with every minimum, running royalty payment, Licensee shall deliver the report specified in Section 3.5(a).

3.2     Arm’s-Length Transactions. On sales of Products and/or Improvements that are made in other than an arms’-length transaction, the value of the Net Sales attributed under this Section 3.1 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

3.3     Duration of Royalty Obligations. The royalty obligations of Licensee as to each Product shall terminate with the termination or expiration of this Agreement.

3.5     Payment and Accounting.

(a)     Reports. Each payment of royalties shall be accompanied by a report in the form attached as Exhibit B hereto, which sets forth in reasonable detail the number and each type of Product and/or Improvement sold, the calculation of Net Sales applicable thereto, and such additional details as may be reasonably requested by Aytu for the determination of royalties payable hereunder. Products and/or Improvements shall be considered as being sold for the purpose of the calculation of royalties under this Agreement when the Products and/or Improvements have been invoiced. Copies of such reports shall be sent to Aytu pursuant to Section 12.1 of this Agreement. All amounts due hereunder shall be paid in United States dollars and shall be made without setoff and free and clear of (and without any deduction or withholding for) any taxes, duties, levies, imposts or similar fees or charges. Licensee agrees to pay and shall pay to Aytu all royalties resulting from the activities of its Affiliates and/or sublicensees.

(b)     Wire Transfer Instructions. All payments due hereunder shall be made by Licensee to Aytu in accordance with the following wire transfer instructions:

[*]

(c)     Termination for Uncured Late Payment. If payment of any minimum, running royalty payment set forth in Section 3.1(a) or any ongoing running royalty payment set forth in Section 3.1(b) is not timely made, Licensee will be in breach of this Agreement. Licensee will have a period of sixty (60) days in which to cure such breach by making payment, in full, of all outstanding amounts owed to Aytu. If payment has not been made by the end of this sixty (60) day cure period, Aytu shall have the right, in its discretion, to terminate this Agreement, such termination to proceed pursuant to Section 7.2(c) of this Agreement.

(1)     Service Charges. A service charge of two percent (2%) per month, not to exceed the maximum rate allowed by applicable law, shall be payable by Licensee on any portion of Licensee’s minimum, running royalty payment set forth in Section 3.1(a) or any ongoing running royalty payment set forth in Section 3.1(b) balance, or any other amount payable by Licensee hereunder, that is past due and must be paid during the sixty (60) day cure period.

(d)     Records and Audits. Licensee shall create and maintain complete and accurate records and documentation concerning all sales of Products and/or Improvements by Licensee, its Affiliates and sublicensees, in sufficient detail to enable the royalties that are payable hereunder to be determined. Licensee shall retain such records and documentation for not less than seven (7) years from the date of their creation. During the term of this Agreement and for a period of three (3) years thereafter, Aytu and its representatives shall have the right to audit such records and documentation in order to confirm the amounts of royalties paid to Aytu hereunder. Aytu and its representatives shall have reasonable access during regular business hours to Licensee’s offices and the relevant records, files and books of account, and shall have the right to examine any other records reasonably necessary to determine the accuracy of the calculations provided by Licensee. The costs of any such audit shall be borne by Aytu, unless as a result of such inspection it is determined that the amounts payable by Licensee for any one calendar year are in error and underpaid by greater than five percent (5%), in which case the costs of such audit shall be borne by Licensee. Aytu shall report the results of any such audit to Licensee within forty-five (45) days of completion. Thereafter, Licensee shall promptly pay to Aytu the amount of any underpayment discovered in such audit, or Aytu shall credit to Licensee against future royalty payments the amount of any overpayment discovered in such audit, as the case may be. In addition, Licensee shall pay interest on any underpayment at the rate that is the lower of (i) two percent (2%) over the rate of interest announced by Bank of America in Los Angeles, California (or any successor in interest thereto or any commercially equivalent financial institution if no such successor exists) to be its “prime rate”, or (ii) the highest rate permitted by applicable law, from the date such amount was underpaid to the date payment is actually received.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

(e)     Currency Transfer Restrictions. If any restrictions on the transfer of currency exist in any country or other jurisdiction so as to prevent Licensee from making payments to Aytu, Licensee shall take all commercially reasonable steps to obtain a waiver of such restrictions or to otherwise enable Licensee to make such payments. If Licensee is unable to do so, Licensee shall make such payments to Aytu in a bank account or other depository designated by Aytu in such country or jurisdiction, which payments shall be in the local currency of such country or jurisdiction, unless payment in United States dollars is permitted. Any payment by Licensee to Aytu in currencies other than United States dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted in the California edition of The Wall Street Journal for the close of business of the last banking day of the calendar quarter in which such payment is being made.

(f)     Taxes. Licensee shall pay, or cause to be paid, any and all taxes required to be paid or withheld on any sales, licenses or other transfers for value of Products, Improvements and/or Patent Rights (other than taxes imposed on the income or revenues of Aytu); provided, however, that under no circumstances shall the amounts of such taxes be deducted from the total amount of payments otherwise due to Aytu hereunder. Upon Aytu’s request, Licensee shall secure and send to Aytu proof of any such taxes withheld and paid by Licensee, its Affiliates or sublicensees.

4.	Licensee Obligations and Option to Purchase

4.1     Purchase of Existing Inventory. Within thirty (30) days after the Effective Date, Licensee shall purchase all of the Product inventory in Aytu’s possession at Aytu's cost. An accounting of the inventory, together with the total Licensee purchase price, is provided in Exhibit C.

(a)     Payment for Aytu’s existing inventory shall be made pursuant to the terms provided in Section 3.5(b) hereof. Payment in full must be received by Aytu before possession of Aytu’s existing inventory will pass to Licensee. Once payment in full has been received by Aytu, the parties will make mutually agreeable arrangements for Licensee to obtain possession of Aytu’s existing inventory.

4.2     Distribution Agreements. Concurrently with the execution of this Agreement, Licensee shall assume, in full, all of Aytu’s obligations under all Product distribution agreements Aytu has entered into with third party distributors shown in Exhibit D. Aytu will assign all of its obligations under all such distribution agreements to Licensee, effective as of the Effective Date. The foregoing expressly includes, without limitation, Licensee assuming all of Aytu’s warranty obligations under such distribution agreements. Aytu will take all steps reasonably necessary to assist Licensee with the assumption of such responsibilities including, without limitation, obtaining approval for the assignment of such distribution agreements to Licensee as may be necessary. Licensee acknowledges and agrees to such assignment and shall take commercially reasonable steps to fully comply with all of the terms of all existing Aytu Product distribution agreements.

4.3     MiOXSYS® Analyzer. Within twelve (12) months after the Effective Date, Licensee shall take all action necessary in order to transfer all of the rights and responsibilities for the manufacturing of the Product analyzer (i.e., the MiOXSYS® Analyzer) from {[*] to another ISO 13485 Certified manufacturer. For the sake of clarity, “ISO 13485 Certified” means a manufacturing entity that has implemented an International Organization for Standard (ISO) 13485 Quality Management System and has successfully met all of the requirements in ISO 13485 (where ISO 13485 = ISO 9001 + Additional Medical Device Requirements).

(a)     Upon successful transfer, Licensee shall provide Aytu with written evidence confirming the transfer and such additional information as Aytu may reasonably require.

4.4     Customer Relationships. Licensee acknowledges and agrees that a stated purpose of this Agreement is for Licensee to assume all of Aytu’s responsibilities with respect to Aytu’s existing Product customer relationships. Licensee shall take all steps necessary to assume Aytu’s role in all such Product customer relationships and to ensure that all such relationships are maintained in good standing during the term of this Agreement. Without limiting the generality of the foregoing, Licensee hereby agrees to assume full responsibility for all customer complaints, all adverse event reporting, all Product warranty responsibilities, and all other customer-related responsibilities associated with the marketing and sales of all Products that Aytu has heretofore assumed. Aytu shall take reasonable steps to introduce Licensee to all existing customers and to facilitate Licensee’s assumption of Aytu’s responsibilities in all such customer relationships.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

4.5     Option to Purchase. After the full amount of the [*] minimum, running royalty recited in Section 3.1(a) has been paid to Aytu by Licensee, Licensee shall have the option, but not the obligation, to purchase all of the Patent rights, Trademark Rights and Technical Information from Aytu. This right shall be ongoing and available to Licensee on a year-to-year basis, concurrently with the payment of the ongoing running royalty payments recited in Section 3.1(b).

(a)     In order to exercise this option to purchase, Licensee shall, concurrently with the payment of an ongoing running royalty pursuant to Section 3.1(b), provide Aytu with a commercially reasonable written offer for the purchase of all of the Patent rights, Trademark Rights and Technical Information. Upon receipt of such written offer by Aytu, the Parties will negotiate such purchase in good faith. Should the Parties settle upon mutually agreeable terms of purchase, the Parties shall enter into a separate purchase agreement which will include provisions for the termination of this Agreement.

(1)     To be proper, the purchase offer must be for all of the Patent rights, Trademark Rights and Technical Information; offers to purchase only a portion of such rights will not be entertained by Aytu.

(b)     For clarity, the option to purchase granted to Licensee after payment in full of the [*] minimum, running royalty of Section 3.1(a) shall be available to Licensee each year for the remainder of the term of this Agreement as a matter of right. Failure by Licensee to exercise this option in any given year shall not preclude Licensee from exercising this option in any subsequent year. Additionally, the failure of the Parties to reach mutually agreeable purchase terms in any given year shall not preclude Licensee from making further purchase offers in subsequent years.

5.	Representations And Warranties

5.1     Mutual. Each of Aytu and Licensee hereby represents and warrants to the other that the representing and warranting Party is duly organized in its jurisdiction of incorporation; that the representing and warranting Party has the full power and authority to enter into this Agreement; that this Agreement is binding upon the representing and warranting Party; and that this Agreement has been duly authorized by all requisite corporate action within the representing and warranting Party.

5.2     Rights to Technology. Aytu represents and warrants to Licensee that, to the best of its actual, current knowledge (without investigation outside of Aytu as to such representations and warranties) (a) it has the right to grant the licenses in this Agreement, (b) it has not granted licenses to the Patent Rights, Trademark Rights or Technical Information to any other party that would restrict the rights granted hereunder, and (c) there are no claims, judgments or settlements to be paid by Aytu with respect the Patent Rights, Trademark Rights or Technical Information or pending claims or litigation relating to the Patent Rights, Trademark rights or Technical Information. Aytu is not aware that any additional rights or licenses are necessary for Licensee to exercise its licensed rights granted by Aytu under this Agreement.

5.3     Limited Warranty; Certain Damages.

(a)     Limited Warranty. AYTU makes no representation or warranty other than those expressly specified in this Agreement. Licensee accepts the Patent Rights, Trademark Rights, Technical Information and Products on an “AS-IS” basis. AYTU MAKES NO OTHER WARRANTIES CONCERNING PATENT RIGHTS, TRADEMARK RIGHTS, TECHNICAL INFORMATION OR PRODUCT COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. AYTU MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF PATENT RIGHTS OR TRADEMARK RIGHTS, OR THAT ANY PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING PATENT RIGHTS OR TRADEMARK RIGHTS COVERED BY THIS AGREEMENT. LICENSEE HEREBY AGREES THAT LICENSEE WILL NOT GIVE, AND SHALL NOT PERMIT ANY AFFILIATES OR SUBLICENSEES OR AFFILIATES THEREOF TO GIVE, ANY SUCH WARRANTY OR REPRESENTATION TO THIRD PARTIES ON BEHALF OF AYTU.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

(b)     Certain Damages. EXCEPT FOR THE BREACH OF THE CONFIDENTIALITY PROVISIONS IN ARTICLE 10 OR IN ACCORDANCE WITH THE OBLIGATION TO INDEMNIFY SET FORTH IN ARTICLE 9, IN NO EVENT SHALL AYTU BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER AYTU KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE BREACH OF THE CONFIDENTIALITY PROVISIONS IN ARTICLE 10 OR IN ACCORDANCE WITH THE OBLIGATION TO INDEMNIFY SET FORTH IN ARTICLE 9, AYTU’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO AYTU UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE), OR ANY OTHER GROUNDS.

5.4     Compliance. Licensee, its Affiliates and sublicensees shall comply in all material respects with all applicable laws in the commercialization of the Products and performance of its obligations under this Agreement, including the statutes, regulations and written directives of the FDA, the EMA and any regulatory authority having jurisdiction in the Territory, the FD&C Act, the Federal Health Care Programs Anti-Kickback Law, 42 USAC. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 USAC. § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.

6.	Patent Rights, Trademark Rights

6.1     Maintenance. Commencing on the Effective Date, Licensee shall assume, in coordination with Aytu, full responsibility for the maintenance of the Patent Rights and the Trademark Rights in the Territory, including, but not limited to, payment of all renewal fees, annuities, maintenance fees, and other costs, fees and expenses related thereto. Licensee shall use commercially reasonable efforts to maintain the Patent Rights and the Trademark Rights to the benefit of Aytu. Aytu shall be reimbursed for all reasonable out-of-pocket expenses associated with such maintenance, as such expenses are incurred. Upon Aytu’s request, Licensee shall secure and send to Aytu proof of such maintenance paid by Licensee, its Affiliates or sublicensees.

6.2     Abandonment, Disclaimers, etc. Licensee is not authorized to abandon, disclaim, withdraw, seek reissue, seek reexamination or allow to lapse any patent or patent application within the Patent Rights or any of the Trademark Rights. In the event that Licensee would like to abandon, disclaim, withdraw, seek reissue, seek reexamination or allow to lapse any patent or patent application within the Patent Rights or any of the Trademark Rights, Licensee shall notify Aytu of the same at least sixty (60) days before a final due date which would result in any of the same. In such event, Aytu may, at its sole option and expense, reassume the maintenance of the patent application, patent or trademark at which point Licensee’s rights in and to such patent application, patent or trademark shall immediately terminate. Aytu may also, at its sole option, authorize the abandonment, disclaimer, withdrawal, seeking reissue, seeking reexamination or allowing to lapse of the patent, patent application or trademark at issue, which will cease to be a part of the terms of this Agreement upon formal notification of abandonment by its respective patent office.

7.	Term And Termination

7.1     Term. Unless earlier terminated as provided in Section 3.5(c) hereof, the term of this Agreement shall commence on the Effective Date and shall continue in perpetuity until terminated pursuant to this Article 7.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

7.2     Termination. Except as provided by Section 7.3 hereof, and in addition to the termination provisions of Section 3.5(c), this Agreement shall terminate upon the earliest to occur of the following:

(a)     Automatically if Licensee shall enter into a liquidating bankruptcy, be adjudged insolvent, liquidate, dissolve and/or if the business of Licensee shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; provided, however, that if any such action is involuntary, termination shall not take place unless the action is not reversed within thirty (30) days. Licensee shall give Aytu at least sixty (60) days’ prior written notice before Licensee initiates any bankruptcy proceeding, and Aytu shall have the right to terminate this Agreement immediately upon receipt of such notice;

(b)     Automatically if the performance by either party to this Agreement of any term, covenant, condition or provision hereof is deemed illegal or unethical by any recognized governmental agency or body. Upon such occurrence, Aytu shall provide written notice to Licensee setting forth the reason for such termination and the parties shall work in good faith to attempt to revise the terms of this Agreement to mitigate the issue(s). If the parties cannot, within thirty (30) days following Aytu’s delivery of the written notice, resolve the issue(s) through a revision to the terms of this Agreement which is reasonably satisfactory to Aytu, Aytu may immediately terminate this Agreement upon written notice to Licensee;

(c)     Immediately upon written notice from Aytu to Licensee of non-payment of any royalty payment required by Sections 3.1(a) and 3.1(b) hereof that has not been cured within the stated sixty (60) day cure period of Section 3.5(c);

(d)     In addition to, but exclusive of, the remedy provided in Section 7.2(c), supra, upon ninety (90) days’ written notice from Aytu if, within such 90-day period, Licensee shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that Licensee may avoid such termination if, before the end of such 75-day period, such breach or default has been cured by Licensee to the reasonable satisfaction of Aytu;

(e)     Upon ninety (90) days’ written notice from Licensee if, within such 90- day period, Aytu shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that Aytu may avoid such termination if, before the end of such 90-day period, such breach or default has been cured by Aytu to the reasonable satisfaction of Licensee; and

(f)     Upon the mutual written agreement of the parties hereto (such termination to be effective as of the date mutually agreed upon in such written agreement).

7.3     Obligations Upon Termination. Upon any termination of this Agreement pursuant to Section 7.2, nothing herein shall be construed to release any party from any liability for any obligation incurred through the effective date of termination (e.g., confidentiality, payment of any royalty, payment of patent maintenance expenses incurred prior to such date, etc.) or for any breach of this Agreement prior to the effective date of such termination. Upon any termination of this Agreement pursuant to Section 6.2 hereof, all unpaid royalties owed by Licensee to Aytu under Sections 3.1(a) and 3.1(b) of this Agreement which are outstanding as of the effective date of termination (including any interest that has accrued thereon) shall become immediately due and payable, and Licensee shall pay the full outstanding amounts to Aytu within five (5) business days of the effective date of such termination. Licensee may, for a period of one (1) year after the effective date of such termination, sell all tangible Products customarily classified as “inventory” that it has on hand at the date of termination, subject to payment by Licensee to Aytu of the applicable royalty.

7.4     Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.2 hereof, where such termination has not been caused by any action or inaction on the part of any sublicensee of Licensee or by any breach by such sublicensee of its obligations under its sublicense from Licensee, such termination of this Agreement shall be without prejudice to the rights of each non-breaching sublicensee of Licensee and each non-breaching sublicensee shall be deemed to be a licensee of Aytu thereunder, and Aytu shall be entitled to all rights, but shall not be subject to any obligations (other than the grant of license and appurtenant obligations under this Agreement to the extent provided for in such sublicense) of Licensee thereunder.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

7.5     Right to Institute Legal Actions. Notwithstanding the provisions of Section 7.2 hereof, Aytu, on the one hand, and Licensee, on the other hand, may institute any other legal action or pursue any other remedy against the other Party permitted by applicable law if the other Party does not substantially cure any breach or default of any material obligation as provided herein.

7.6     Reversion of Rights. Notwithstanding anything to the contrary set forth herein, full responsibility for maintenance of the Patent Rights and the Trademark rights shall, at the option of Aytu (exercisable in its sole and absolute discretion), revert to Aytu upon any termination of this Agreement, at Aytu’s sole expense from the date of reversion.

7.7     Return of Technical Information, Confidential Information and Data. In the event of any termination of this Agreement, Licensee shall promptly return all Technical Information and Aytu Confidential Information in its possession. Licensee shall not be entitled to retain any copies, even for archival purposes. Licensee shall also provide Aytu with copies of all data, information and materials obtained or generated by or on behalf of Licensee in the course of marketing and commercializing Products using the Patent Rights, Trademark rights and the Technical Information.

8.	Infringement By Third Parties

8.1     Enforcement. Licensee shall have the first right and the obligation to enforce, at its sole expense, any Patent Rights and/or the Trademark Rights to the extent licensed hereunder against infringement by third parties and shall notify Aytu in writing in advance of all such enforcement efforts. Aytu shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein and Licensee shall reimburse Aytu for all expenses, including reasonable attorneys’ fees, incurred in connection with any such enforcement. Any damages or other recovery from an infringement action undertaken by Licensee shall first be used to reimburse the parties, on a pro rata pari passu basis, for the costs and expenses incurred in such action, and shall thereafter be allocated between the parties as follows{: (i) [*] to Aytu and (ii) [*] to Licensee.}

(a)     In the event that Licensee does not file suit against, or commence settlement negotiations with, a substantial infringer of the Patent Rights or the Trademark Rights within ninety (90) days of receipt of a written demand from Aytu that Licensee bring suit, then Aytu shall have the right (but not the obligation), at its own expense, to enforce any Patent Rights or Trademark Rights licensed hereunder on behalf of itself and Licensee. Any damages or other recovery, net of the Parties’ costs and expenses incurred in such infringement action, shall be the sole property of Aytu.

8.2     Defense. In the event that any Patent Rights or the Trademark rights are the subject of a legal action seeking invalidation and/or declaratory relief or of any reexamination or opposition proceeding instituted by a third party, the Parties agree to promptly consult with each other concerning the defense of such actions or proceedings. If the Parties agree that such defense should be undertaken, then Licensee shall bear the expenses, including attorneys’ fees, associated with such defense and in any recoupment of expenses. If the Parties disagree, then the Party desiring to defend the action or proceeding may proceed with such defense and will bear its own expenses, and be entitled to all sums recovered.

9.	Indemnification

9.1     Indemnification by Licensee. Subject to Section 9.2 hereof, Licensee shall hold harmless, defend and indemnify Aytu and each of its officers, directors, employees and agents (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the Indemnified Parties in any action, suit, litigation, arbitration or dispute of any kind (“Action”) arising or resulting from any negligence or willful acts or omissions on the part of Licensee, its Affiliates or sublicensees in connection with their use of the Patent Rights, Trademark Rights and/or Technical Information; and/or the exercise of their rights hereunder or under any sublicense, including, but not limited to the manufacture, sale, use, marketing, or other disposition of Products manufactured, sold, marketed, used or otherwise disposed of under this Agreement, including the existing Product inventory (see, Section 4.1).

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

(a)     As part of its obligations hereunder, Licensee shall defend any Action brought against any of the Indemnified Parties with counsel of its own choosing and reasonably acceptable to Aytu, and neither Aytu nor any other Indemnified Party shall enter into any settlement of any such Action without first obtaining prior approval of Licensee. Licensee shall pay all costs, including attorney’s fees, incurred in enforcing this indemnification provision.

(b)     Should Aytu or any other Indemnified Party not afford Licensee the right to defend any such Action, or should Aytu or any other Indemnified Party not obtain the approval of Licensee to any such settlement, Licensee shall have no obligation to indemnify Aytu or any other Indemnified Party hereunder.

(c)     Should Licensee fail to provide a defense for the Indemnified Parties as required hereunder, then Licensee shall reimburse Aytu for its out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to the foregoing, which reimbursement shall be made immediately to Aytu upon receipt by Licensee of invoices reflecting in reasonable detail such expenses incurred by Aytu.

(d)     Within one hundred and twenty (120) days following the Effective Date, Licensee shall obtain and maintain insurance policies (including products liability and general liability policies at such time as is appropriate) which are reasonable and necessary to cover its activities and to comply with the indemnification obligations set forth above. Such insurance policies shall name Aytu as an additional insured party and shall provide a minimum of [*] in coverage per occurrence. Licensee shall provide Aytu with prompt written notice of any material change in coverage under such policies. If Aytu determines that evidence of Licensee’s insurance coverage is necessary and appropriate, within thirty (30) days of the Effective Date (subject to extension if reasonably required) and annually thereafter, Licensee shall provide Aytu with a certificate of insurance issued by the appropriate insurance company evidencing the insurance coverage required by this Section 9.1, together with copies of the endorsement which specifies Aytu as an additional insured and the declarations page for each such insurance policy.

9.2     Notice of Claim. Aytu shall promptly notify Licensee in writing of any claim or Action or material threat thereof brought against any Indemnified Party in respect of which indemnification may be sought and, to the extent allowed by law, shall reasonably cooperate with Licensee in defending or settling any such claim or Action. No settlement of any claim, Action or threat thereof received by Aytu and for which Aytu intends to seek indemnification (for itself or on behalf of any other Indemnified Party) shall be made without the prior joint written approval of Licensee and Aytu.

10.	Confidentiality

10.1     Non-Disclosure. The Parties shall keep the terms of this Agreement and all business and scientific discussions relating to the business of the parties strictly confidential. It may, from time to time, be necessary for the Parties, in connection with performance under this Agreement, to disclose Confidential Information (including know-how) to each other. Should that become necessary, all such information that is intended to be confidential shall be reasonably identified as “Confidential Information”. In such an event, the Receiving Party shall keep in strictest confidence the Confidential Information of the Disclosing Party, using the standard of care it normally uses for information of like character, and shall not disclose the Confidential Information to any third party or use it except as expressly authorized by the prior written consent of the Disclosing Party or as otherwise permitted by this Agreement; provided, however, that Licensee may disclose Aytu’s Confidential Information to its Affiliates and sublicensees as shall be reasonably necessary to carry out the intent of this Agreement or any sublicense granted by Licensee as contemplated by this Agreement if, and only if, such Affiliates and/or sublicensees each execute a legally binding agreement containing confidentiality provisions no less restrictive than those contained in this Section 10. The Receiving Party’s obligation hereunder shall not apply to Confidential Information that the Receiving Party can show:

(a)     Is or later becomes part of the public domain through no fault or neglect of the Receiving Party;

(b)     Is received in good faith from a third party having no obligations of confidentiality to the Disclosing Party, provided that the Receiving Party complies with any restrictions imposed by the third party;

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

(c)     Is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(d)     Is required by law or regulation to be disclosed, provided that the Receiving Party uses reasonable efforts to restrict disclosure and to obtain confidential treatment.

10.2     Limits on Permitted Disclosures. Each Party agrees that any disclosure or distribution of the other party’s Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Agreement. The Parties further agree that all of their respective officers, employees, agents, representatives or approved sublicensees to whom any Confidential Information is disclosed or distributed shall have agreed to maintain its confidentiality.

10.3     Legally Required Disclosures. If a subpoena or other legal process concerning Confidential Information is served upon any Party pertaining to the subject matter hereof, the Party served shall notify the other party immediately, the other Party shall cooperate with the Party served, at the other Party’s expense, in any effort to contest the validity of such subpoena or other legal process. This Section 10.3 shall not be construed in any way to limit any Party’s ability to satisfy any disclosure of its relationship with the other Party required by any governmental authority.

10.4     Technical Information as Confidential Information. The Technical Information is understood by Licensee to be the Confidential Information of Aytu to the extent it is unpublished or otherwise not publicly available. As such, Licensee’s confidentiality obligations hereunder automatically extend to any and all Technical Information.

10.5     Remedies. Both Parties acknowledge and agree that it would be difficult to measure damages for breach by either Party of the covenants set forth in this Section 10, that injury from any such breach would be incalculable, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, either Party shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief as a court may deem appropriate to restrain or remedy any breach of such covenants.

11.	Patent Marking

In the event any Product is the subject of a patent under the Patent Rights, Licensee shall actually or virtually mark all Products made, sold or otherwise disposed of by or on behalf of it or any of its Permitted Sublicensees as set forth under Title 35, Section 287(a) of the United States Code and shall respond to any request or disclosure under Title 35, Section 287(b)(4)(B) of the United States Code by notifying Aytu of the request for disclosure.

12.	Miscellaneous

12.1     Notices. Any notice, request, instruction or other document required by this Agreement shall be in writing and shall be deemed to have been given (a) if sent via electronic mail or secure electronic file transfer, return receipt requested, at the time of receipt by the intended recipient, (b) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (c) if sent by Federal Express or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, or (c) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, addressed as follows:

In the case of Aytu to:

Aytu Bioscience, Inc.
373 Inverness Parkway, Suite 206
Englewood, Colorado 80112
Attention: Jake Siciliano, Corporate and Intellectual Property Counsel (jsiciliano@aytubio.com)

with a copy to Josh Disbrow, Chairman & Chief Executive Officer (Josh.Disbrow@aytubio.com)

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

or in the case of Licensee to:

[To be completed]

Attention: _________________

or to such other physical or electronic mail address or to such other person(s) as may be given from time to time under the terms of this Section 12.1.

12.2     Compliance with Laws. Each Party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

12.3     Governing Law. For any dispute between the Parties to this Agreement which arises from or relates to this Agreement, the Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of Delaware, irrespective of choice of laws provisions. The Parties agree that Wilmington, Delaware shall be the situs of any legal proceeding arising out of or relating to this Agreement. Each Party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the state and federal courts located in Wilmington, Delaware shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.

12.4     Waiver. Failure of any Party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

12.5     Enforceability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

12.6     Modification. No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the Parties.

12.7     Entire Agreement. This Agreement and the Exhibits hereto (which are incorporated herein by this reference as if fully set forth herein) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and replace and supersede as of the date hereof and thereof any and all prior agreements and understandings, whether oral or written, between the Parties with respect to the subject matter of such agreements.

12.8     Construction. This Agreement has been prepared, examined, negotiated and revised by each Party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any Party by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

12.9     Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or in another suitable electronic format (i.e., .pdf).

12.10     Assignment; Successors.

(a)     Subject to Section 12.10(b), Licensee may assign this Agreement as part of a sale of substantially all of its assets, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of Licensee’s entire business, or that part of Licensee’s business that exercises all rights granted under this Agreement. In the event of a bankruptcy, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent marketing and sales of Products.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

(b)     Prior to any assignment permitted under Section 12.10(a): (i) Licensee must give Aytu thirty (30) days prior written notice of the assignment, including the new assignee’s contact information, and (ii) the new assignee must agree in writing to Aytu to be bound by this Agreement.

(c)     Licensee may assign this Agreement to any Affiliate of Licensee, subject to the prior written consent of Aytu, such consent not to be unreasonably withheld. Prior to such permitted assignment, Licensee must give Aytu the Affiliate’s contact information and the Affiliate must agree in writing to Aytu to be bound by this Agreement.

(d)     Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Aytu and Licensee. Any attempt to assign this Agreement by Licensee that is not in accordance with this Section 12.10 is null and void. Aytu shall have the right to assign its rights hereunder as part of any reorganization or bond financing.

12.11     Further Assurances. At any time and from time to time after the Effective Date, each Party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

12.12     Survival. The following portion of this Agreement shall survive any expiration or earlier termination of this Agreement: Sections 3.5(a), 3.5(b), 3.5(d), 3.5(e), 3.5(f), 5.3, 7.3, 7.4 and 7.7 and Articles 9, 10 and 12.

[signature page follows]

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

In Witness Whereof, the Parties have caused their duly authorized representatives to execute this Agreement and the same shall be effective as of the Effective Date, supra.

LICENSEE:

Avrio Genetics, LLC

By:

Name:
Title:

AYTU:

Aytu Bioscience, Inc.

By:

Name:
Title:

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

Exhibit A

Patent Rights

Exhibit B

Royalty Reporting Form

Licensee name: Avrio Genetics, LLC

Reporting period:

Date of report:

Royalty Report

Product* (list products* by name)	No. units sold	Invoiced price per unit	Net sales	Country of sale/foreign currency/ conversion rate
Product name
Product name
Product name
Total

Total Net sales	$
Royalty rate
Royalty due	$

Total royalty due: $___________________________

Due date:

Report prepared by:

Title:

Date:

Please send report via electronic mail or other file transfer protocol to:

Aytu Bioscience, Inc.
373 Inverness Parkway, Suite 206
Englewood, Colorado 80112
Attention: Jake Siciliano, Corporate and Intellectual Property Counsel (jsiciliano@aytubio.com)

with a copy to Josh Disbrow, Chairman & Chief Executive Officer (Josh.Disbrow@aytubio.com)

* - if the Royalty is for an Improvement, note that it is in Improvement and list the Improvement by name

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

Exhibit C

Aytu Product Inventory

MiOXSYS® Component Name	Part #	Inventory	Unit COG*	Total COG*'s

[*]

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. We have designated such excluded information in this Exclusive License Agreement with [*]

Exhibit D

Aytu Distribution Agreements

●	[*]